Exhibit 10.27

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT ("Agreement") is effective as of May 5, 2014 (the "Effective Date") by and between CHARGE PAYMENT, LLC, a Delaware limited liability Company (the "Company"), and CLAY M. WHITSON ("Employee").

WI T N E S S E T H:
WHEREAS, Company desires to employ Employee as the chief financial officer of the Company, and Employer desires to accept such employment;
WHEREAS, the Company and Employee wish to memorialize their understanding of the terms of the Employee's employment with the Company, the financial obligations of the Company to the Employee, and to specify certain rights, responsibilities and duties of Employee;
WHEREAS, the Company and Employee desire to memorialize their understanding of the rights, duties and responsibilities of the parties;
NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I. RESPONSIBILITIES
Beginning on the Effective Date, Employee will be employed by Company to serve as chief financial officer of the Company with the powers and responsibilities set forth for such position in that certain Third Amended and Restated Operating Agreement, dated January 14, 2014 (the "Operating Agreement"), of the Company and such other duties as may be delegated or assigned by the chief executive officer of the Company or by the managing board of the Company (the "Board"). Employee accepts employment upon the terms set forth in this Agreement and will perform such duties diligently to the best of his abilities in a manner that promotes the interests and goodwill of the Company. Employee will faithfully devote his best efforts and his working time to and for the benefit of the Company; provided, however, that Employee may, at his option, devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements as he deems appropriate and that does not reasonably interfere with the performance of his duties hereunder. Nothing in this Agreement shall be construed to prohibit Employee from investing in other businesses, so long as such investment activity is passive, is consistent with Employee's duties hereunder and is permissible under Section 4.1. Employee is currently a member of the Company's Board, and the Company will take all reasonable efforts to ensure that Employee is annually elected to the Company's Board.
ARTICLE II.COMPENSATION
Section 2.1    GENERAL TERMS.
(a)    Base compensation. For the twelve-month period beginning May 5, 2014, the Company shall provide basic compensation to the Employee at the rate of $200,000 payable in accordance with the Company's ordinary payroll policies. Thereafter, base compensation shall be continued for the term of Employee's employment, but the rate thereof shall be reviewed annually by the board of directors of the Company (the "Board") or the compensation committee of the Board. Any increases that are memorialized in the minutes of the Board shall be incorporated herein by reference without further action by the Employee or Company.
(b)    Bonus. Employee shall be paid each year a bonus of 50% of the amount specified in Section 2.l(a), provided that Employee has satisfactorily achieved the objective performance criteria that is established for Employee for each fiscal year of the Company. The Board shall reasonably determine whether Employee has achieved such performance objectives, and the Company shall pay the bonus not later than two and a half months following the end of the fiscal year for which the bonus applies or, if later, upon the determination by the Company that the performance criteria has been satisfied. The Board may, in its sole discretion, authorize payment of a pro rata bonus for performance which is greater or lesser than the performance objectives that had been prescribed for any year, considering the actual performance of Employee, the business and financial condition of the Company and the operating results achieved. Upon the occurrence of a Change in Control (as defined in Section 7.2), however, the bonus amount paid for each fiscal year of the Company shall in all events be at least the amount of highest bonus that had been determined by the Board (whether or not paid to Employee prior to the Change in Control) during any of the three fiscal years that precede the Change in Control.
Section 2.2    REIMBURSEMENT. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, communications, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable, documented expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.
Section 2.3    EMPLOYEE BENEFITS.
(a)    General. During the term of this Agreement, Company shall provide Employee with employee and fringe benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, including, without limitation, health and disability benefits. Provided, however, that nothing in this Agreement shall require the Company to maintain such plans or programs nor prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole discretion, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of Employee shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program.
To the extent required by any plan, Employee's participation in the plan or its benefits may be contingent upon an employee contribution or salary reduction agreement. Failure of Employee to make such required contribution or execute a salary reduction agreement will result in Employee not participating or benefiting under said plan for the applicable plan year. Any employee contribution, through a salary reduction agreement or otherwise, which Employee is required or permitted to make shall be paid out of Employee's salary or if the plan so permits, his bonus, if any.

(b)    Death Benefits. In the event of Employee's death during the term of this Agreement, the Company shall provide to Employee's spouse and dependent children, at the expense of the Company and for a period of 12 months after Employee's death, medical and dental benefits comparable to those provided by the terms and conditions of the Company's then existing medical and dental benefit plans, if any. Thereafter, the Company will extend continuation coverage benefits to Employee's spouse and dependent children, as required under federal or state law (i.e., COBRA) upon the loss of coverage occurring at the expiration of the 12 month term.
(c)    Vacation Leave. The Company and Employee acknowledge and agree that Employee shall be entitled to receive five weeks paid vacation time during each calendar year for the term of this Agreement. The Company and Employee further acknowledge and agree that subsequent vacation levels may be modified by the mutual agreement of the parties to this Agreement.
Section 2.4    EQUITY GRANTS. As partial compensation for Employee's service as a Director of the Company, the Company has previously granted Employee 83,722 Class P Units (the "Director Units") of the Company, pursuant to the terms of that certain Class P Unit Agreement, dated January 14, 2014 (the "Director Unit Agreement"), with such Director Units to be subject at all times to the terms of the Director Unit Agreement and the Operating Agreement. In addition, as partial compensation for Employee's service as Chief Financial Officer and Treasurer of the Company, the Company has granted Employee 334,887 Class P Units (the "CFO Units") of the Company, pursuant to the terms of that certain Class P Unit Agreement, dated January 14, 2014 (the "CFO Unit Agreement"), with such CFO Units to be subject at all times to the terms and conditions of the CFO Unit Agreement and Operating Agreement.
ARTICLE III. NONDISCLOSURE OF CONFIDENTIAL INFORMATION
Section 3.1    DEFINITIONS. For purposes of this Agreement, "Confidential Information" is any data or information that is unique to the Company, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plan, customers, prospective customers ("prospective customers" is understood to mean those potential customers with whom or with which the Company is engaged in active discussion about a business relationship), training manuals, product development plans, bidding and pricing procedures, market plans and strategies, business plans and projections, internal performance statistics, financial data, confidential information concerning employees of the Company, operational or administrative plans, policy manuals, terms and conditions of contracts and agreements, and all similar information related to the business of the Company's customers or potential customers or suppliers, other than information that is publicly available. The term "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from the Company in the course of Employee's employment by the Company); (ii) received by Employee from a third party with no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.
Section 3.2    USE AND DISCLOSURE. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates. Except as required to perform Employee's duties as an employee of the Company, and during the period that Employee is employed by the Company, or until such sooner time that any item described in Section

3.1 ceases to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information of the Company.
ARTICLE IV. NONCOMPETITION
Section 4.1    RESTRICTION. In consideration for the benefits Employee is receiving hereunder, Employee hereby acknowledges, and for other good and valuable consideration, agrees that during the period beginning on the date hereof and ending one (1) year after the termination of Employee's employment with the Company for any reason, Employee, directly or indirectly, shall not (i) compete with the Company to provide merchant credit card authorization processing and settlement services, Automated Teller Machines, debit services, check guarantee services, payroll processing services, payment systems and related commerce, or gift and loyalty card processing, for any company that provides as its principle business electronic payment processing equipment to any of the customers or clients of the Company wherever located who are either customers or clients of the Company or who have been identified as potential customers or clients of the Company as of the termination of Employee's employment; (ii) solicit or hire any employee of the Company; or (iii) interfere with, disrupt or attempt to disrupt any present or prospective business relationship, contractual or otherwise, related to or arising from any merchant account or any agreement, relationship or contractual arrangement between the Company and any merchant; provided, however, nothing herein shall prevent Employee from contracting with any such merchant in a manner that does not interfere with, disrupt or attempt to disrupt any contractual relationship between such person and the Company; and further provided that such restrictions shall not prohibit Employee from investing in any business (including any business meeting the description in (i) above), so long as such investment activity is passive and consistent with Employee's duties as an officer and director of the Company and his duties hereunder, including, without limitation, Employee's current, passive investment in edo Interactive, Inc. (including the future exercise of any options and/or warrants or conversion of any securities into common stock).
Section 4.2    REMEDIES. Employee agrees and acknowledges that the violation of the covenants in Section 4.1 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Employee represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Employee further represents and admits that time periods contained in Section 4.1 are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Employee. Such relief shall be in addition to any other remedies available to Company, including specifically without intending any limitation, the recovery of damages.
Section 4.3    REFORMATION AND SEVERANCE. If a judicial determination is made that any of the provisions of Section 4.1 constitutes an unreasonable or otherwise unenforceable restriction against Employee, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by suchjudicial authority.
ARTICLE V. TERM OF AGREEMENT

This Agreement shall continue in full force and effect for a period of one (1) year commencing on the Effective Date. At the beginning of each month after the Effective Date, the term of this Agreement shall automatically be extended for an additional month so that the term of the Agreement on such date is a period of 12 months.
ARTICLE VI. TERMINATION
Section 6.1    TERMINATION. Employee's employment hereunder will terminate prior to the time set forth in Article V hereof upon the occurrence of the following events:
(a)    By Company Without Cause. The Company may terminate this Agreement at any time without "Cause", as defined in Section 6.l(c) below, upon written notice to Employee. At the time of such termination, Company will both (i) pay to Employee the amount of compensation then in effect under Section 2.1, and (ii) continue to provide Employee with the benefits described in Section 2.3(a) for the term of the Agreement, as determined under Article V, provided that any partial month remaining in the term of the Agreement shall be treated as a full month. In addition, Employee shall receive any bonuses that have been earned under Section 2.1(b) but have not been paid. Employee also shall be entitled to receive expense reimbursements under Section 2.2 hereof for expenses incurred in the performance of his duties prior to termination. A termination of this Agreement without Cause will be deemed to have occurred if the Company provides written notice of such to the Employee, or otherwise prevents the Employee from performing his duties hereunder, unless termination of this Agreement is due to the circumstances described in any of paragraphs Section 6.1(b), (c), (d) or (e).
(b)    By Employee Without Cause. Employee may terminate this Agreement at any time for any reason upon written notice. At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1, such amounts to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. Employee shall also be entitled to reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.
(c)    By Company With Cause. This Agreement may be terminated by Company at any time upon written notice for any of the following reasons (collectively, such reasons to be defined as "Cause"):

I.	conviction of the Employee for a felony which in the reasonable judgment of the Board materially affects Employee's ability to perform his duties pursuant to this Agreement;

II.	commission by Employee of an act of fraud, embezzlement, or material dishonesty against the Company or its affiliates;

III.
intentional neglect of or material inattention to Employee's duties, which neglect or inattention remains uncorrected for more than fifteen days following written notice from the Board detailing the Board's concern; or

IV.	the Employee taking any actions which would have a material detrimental effect on the Company or its affiliates or in any way materially harm the reputation of the

Company or its affiliates, and such actions are not cured within fifteen days of the Employee receiving written notification thereof.
At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.l(a), such amounts to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination; provided, however, that if such termination occurs after a Change in Control (as defined in Section 7.2), then Employee will receive the amounts specified in Section 7.1. Employee shall also be entitled to reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.
(d)    Termination on Death. In the event of Employee's death, this Agreement will be deemed to have terminated on the date of his death. At the time of such termination, Company will pay to the testamentary trusts created by Employee's will, or if there are no such trusts, to his estate, the amount of compensation determined under Section 2.1 that is in effect at the time of termination, such amount to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. Company will additionally make a one-time payment in an amount equal to 50% of the annual amount payable under Section 2.l(a) at the time of Employee's death. Company shall also pay to such testamentary trusts or Employee's estate reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.
(e)    Termination on Disability. This Agreement will terminate immediately in the event Employee becomes physically or mentally disabled. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days. At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1 that is in effect at the time of termination, such amount to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. In addition, Employee shall, on the date of such termination, be entitled to receive a one-time payment in an amount equal to 50% of the annual amount payable under Section 2.1(a) at the time of termination. Employee shall also be entitled to reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.
(f)    By Employee for Good Reason. Employee may upon 10 days prior written notice terminate this Agreement for "Good Reason", as defined below. At the time of such termination, Company shall continue to pay salary to Employee at the periodic rate that is in effect at the time of notice pursuant to Section 2.1 for the term of the Agreement until the effective date of termination. In addition, Company will provide Employee with each of the severance benefits described in Section 6.1 (a) and all expense reimbursements under Section 2.2 for expenses incurred in the performance of his duties prior to and contemporaneously with termination. Termination for "Good Reason" for purposes of this Section 6. l(f), is a termination of employment either before or after a Change in Control (defined in Section 7.2) under any of the following circumstances:

I.	A material dimunition in Employee's position, responsibilities or status from that which was previously in effect;

II.
A reduction in Employee's compensation that is payable pursuant to Section 2.1 or a substantial reduction in benefits provided to Employee that are described in Section 2.3, as such amounts were previously in effect.

III.	Relocation of Employee to a location that is more than 35 miles from the location of the Company's headquarters on the date this Agreement is executed.
Section 6.2    INTERNAL REVENUE CODE SECTION 409A.
(a)    The Company and Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 6.2. In the event taxes, penalties or interest are imposed on Employee pursuant to Code Section 409A (collectively, "409A Payments"), then the Company shall fully indemnify Employee for or with respect to such 409A Payments, plus such additional "gross up" amount as may be necessary to make Employee whole for any taxes payable with respect to the amounts paid pursuant to such indemnification.
(b)    Notwithstanding anything contained herein to the contrary, all severance or similar payments and benefits hereunder, other than any amounts payable by reason of Employee's death or disability, shall be paid or provided only if termination of Employee's employment constitutes a "separation from service" from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. § l.409A-l(h)(l)). The Company and Employee further intend that all severance or similar payments and benefits under this Agreement shall satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treas. Reg. §§ 1.409A-l(b)(4) (regarding short-term deferrals), 1.409A-l(b)(9)(iii) (regarding certain separation pay plans), and l.409A-l(b)(9)(v) (regarding reimbursements and certain other separation payments). Each payment or installment of severance or similar payments provided under this Agreement will be treated as a separate "payment" for purposes of Code Section 409A.
(c)    If, upon the termination of Employee's employment with the Company, (i) Employee is a Specified Employee (as defined herein) of a public company (as defined for purposes of Code Section 409(a)(2)(B)(i)) and (ii) any severance or similar payments or benefits provided in this Agreement constitute nonqualified deferred compensation under Code Section 409A because they do not qualify for any available exemptions, then the amount of such nonqualified deferred compensation that otherwise would be paid within the first six months following such termination of employment shall instead shall be withheld and paid in a single lump sum payment on the first regularly scheduled payroll date immediately following the date that is six months after the date of such termination, without adjustment for the delay in payment. For purposes of this Agreement, a "Specified Employee" means a "specified employee" as defined for purposes of Code Section 409A(a)(2)(B)(i), as amended from time to time. The foregoing shall not apply with respect to any amounts payable hereunder by reason of Employee's death or disability.
(d)    Notwithstanding anything to the contrary in this Agreement: (a) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit; (b) reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred; and (c) in no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. The preceding sentence shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.
(e)    In the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
ARTICLE VII. CHANGE IN CONTROL TERMINATION PAYMENT
Section 7.1    TERMINATION PAYMENT.
(a)    Amount. Notwithstanding anything to the contrary contained in Article VI hereof, if within the 6 month period following a Change in Control (as defined in Section 7.2), Employee's employment with the Company terminates for any reason, then the Company will pay Employee a lump sum payment (the "Termination Payment") which is the sum of the following:

I.	One times Employee's annual base compensation determined by reference to his base salary in effect at the time of Change In Control.

II.	One times the annual bonus described in Section 2.1(b).

III.	Continuation of benefits described in Section 2.3 for a period of one year following termination of employment.
(b)    Time for Payment; Interest. The Termination Payment made under this Section 7.1 shall be paid to Employee in a single lump sum within ten days following the date of termination. The Company's obligation to pay to Employee any amounts under this Section 7.1, including without limitation the Termination Payment will bear interest at the prime rate as quoted in The Wall Street Journal plus 2%, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.
(c)    Golden Parachute Tax. In the event it shall be reasonably determined in good faith by Employer that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, the "Excise Tax"), and such Payment can be rendered exempt from the Excise Tax pursuant to the stockholder approval provisions of Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, then Employer and Employee shall fully cooperate and together take all steps reasonably necessary in compliance with Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, including providing adequate disclosure to the stockholders of Employer (within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder) and conducting a vote of all the stockholders of Employer (within the meaning of Treasury Regulation Section 1.2800-1, Q/A-7(b)) so that in the event the stockholder approval requirements of Section 280G(b)(5)(B)(i) of the Code are met in connection with such stockholder vote, no Payment would be subject to the Excise Tax, without regard to whether or not such stockholder approval requirements are actually met in connection with such stockholder vote.
Section 7.2    CHANGE IN CONTROL. A Change In Control will be deemed to have occurred for purposes hereof, if:
(a)    any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation controlling the Company or owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of Company stock, becomes the "beneficial owner" (as defined in SEC Rule 13d-3), directly or indirectly, of securities of Company representing more than 40% of the total voting power represented by Company's then outstanding Voting Securities (as defined below), or
(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or
(c)    the members of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities) more than 65% of the total voting power represented by the Voting Securities outstanding immediately after such merger or consolidation, or the members of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by Company of all or substantially all of its assets. For purposes of this section "Voting Securities" shall mean any securities of Company or its survivor which vote generally in the election of its directors.
Section 7.3    NO RIGHT TO CONTINUED EMPLOYMENT. This Article VII will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

Section 7.4    ARBITRATION. Any dispute arising under this Article VII will be resolved in the manner provided in Article VIII.
ARTICLE VIII. ARBITRATION
Section 8.1    SCOPE. The Company and Employee acknowledge and agree that any claim or controversy arising out of or relating to Article VII of this Agreement shall be settled by non-binding arbitration in Nashville, Tennessee, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. The Company and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within 60 days of the date of the event giving rise to the claim or controversy by giving written notice of the party's request for arbitration. Failure to give notice of any claim of controversy within 60 days of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.
Section 8.2    PROCEDURES. All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Tennessee and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. The arbitrators shall issue a written decision with respect to all claims or controversies within 30 days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings. Employee and the Company acknowledge and agree that the Company will bear the cost of the arbitration proceeding, including any stenographic recording, and each party shall be responsible for paying its own attorneys' fees, if any, unless the arbitrators determine otherwise.
Section 8.3    ENFORCEMENT. The Company and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. The Company and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.
Section 8.4    LIMITATIONS. Notwithstanding the arbitration provisions set forth herein, Employee and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Articles III or IV of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.
ARTICLE IX. GENERAL TERMS

Section 9.1    NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:
If to the Company to:
Charge Payment, LLC
30 Burton Hills, Suite 550
Nashville, TN 37215
Attn: Greg Daily
If to Employee, to:
Clay M. Whitson
4410 Forsythe Place
Nashville, TN 37205
Section 9.2    WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person, except as required by law.
Section 9.3    ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Director Unit Agreement and CFO Unit Agreement constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.
Section 9.4    AMENDMENT. The covenants or provisions of this Agreement may not be modified by an subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than Employee; (iv) is approved by resolution of the Board; and (v) is signed by Employee.
Section 9.5    LEGAL CONSULTATION. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement. Company agrees to reimburse Employee for any legal fees incurred by Employee as a result of the preparation, review and negotiation of this Agreement, up to a maximum of $10,000.00.
Section 9.6    CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Tennessee, without regard to its choice of law principles.

Section 9.7    SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives.
Section 9.8    WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.
Section 9.9    SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.
Section 9.10    REMEDIES. The parties hereto acknowledge and agree that upon any breach by Employee of his obligations under either of Articles III and IV hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.
Section 9.11    COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF format shall be as effective as the delivery of a manually executed counterpart of this Agreement.
Section 9.12    COMPANY. The term Company shall mean Charge Payment, LLC and any affiliate or other entity in which the Company owns, directly or indirectly, more than a 50% interest.
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EXECUTION PAGE
IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EMPLOYEE:

/s/ Clay M. Whitson
Clay M. Whitson

COMPANY:

Charge Payment, LLC

By:	/s/ Thomas H. Bryant
Its:	Secretary